Exhibit 99.1

BakBone Corporate/Investor Relations Contact:

Karen Fisher

858-795-7525

karen.fisher@bakbone.com

BakBone Media Contact:

Dani Kenison

858-795-7584

dani.kenison@bakbone.com

AN OPEN LETTER TO THE SHAREHOLDERS, CUSTOMERS AND

STRATEGIC PARTNERS OF BAKBONE SOFTWARE

SAN DIEGO, CALIFORNIA – July 27, 2006

BakBone Software (PK: BKBO) publishes an open letter to shareholders, customers and strategic partners from president and CEO, Jim Johnson

Dear Fellow Stakeholders:

I am pleased with the progress our team has achieved during this quarter - our first quarter of fiscal year 2007. BakBone Software continues to be well positioned for the changing competitive landscape in the overall software industry.

For the first quarter of fiscal year 2007, total worldwide bookings* were $11.5 million from the sale of software licenses and maintenance contracts representing a 28.0 percent increase from $9.0 million for the same period in fiscal year 2006 and consistent with bookings of $11.5 million as reported for our fourth quarter FY06. I am pleased by the sequential performance as we historically have a seasonal decline from Q4 to Q1.

We continue to be debt free and have been in this position since July 2003. The total cash balance at the end of June 2006 was $9.1 million as compared to $9.8 million at the end of March 2006. This represents a reduction in cash of $716,000 which was primarily the result of severance related payments to former executives and capital equipment purchases.

Now, let me provide you with a few operational highlights for the June quarter.

BakBone continues to build on its strong position as the standard for Linux data protection with our newest product portfolio addition NetVault: Replicator named a finalist in the LinuxWorld Product Excellence awards in the Best Systems Management Tools category. As the only backup vendor to offer integrated real-time byte-level replication and backup for the Linux platform, NetVault: Replicator has been designed for Linux and beginning with version 4.2 released in our first quarter, the product is fully double-byte enabled. This allows us to further leverage the Company’s leadership position in the Linux backup market in Japan, where according to IDC NetVault: Backup has over 70 percent market share.

In Q1 FY07, the Company continued its execution of the previously announced Integrated Data Protection (IDP) product strategy. NetVault: Replicator version 4.2 gives users first level integration capabilities between our backup and replication products. As part of the IDP roadmap, this direction will continue as we build on our early leadership position and introduce new products and releases in pursuit of new market opportunities in the emerging continuous data protection (CDP) market.

The NetVault: Replicator product is gaining customer awareness and acceptance in all regions. As key business drivers, compliance processes such as internal policies and external regulations are leading the way in infrastructure software deployments such as data replication and business continuity - NetVault: Replicator addresses both for our customers.

Also introduced during this quarter was NetVault: Report Manager version 2.6 with enhanced platform support and integration with NetVault: Backup. This release further demonstrates our vision to provide a portfolio of well integrated tools that will reduce complexity in our customers’ data protection environment.

Our maintenance attach rate remains at 100 percent in North America demonstrating continued confidence by our customers in our flagship product, NetVault: Backup.

Apple represented the fastest growing platform in FY06 with over 200 NetVault for Mac OSX installations and over 190 customers. The first quarter of FY07 was the strongest quarter to date for Apple sales. As our success with Apple gains traction, BakBone announced its universal version of enterprise data protection solution for Intel-based Macs. Continuing in its tradition of delivering industry-leading heterogeneous products, BakBone offers the broadest choices for protecting enterprise Mac environments which is available both through our channel, as well as Apple direct sales.

BakBone and Network Appliance continue to offer customers integrated solutions, customer flexibility and ease of use. One of the joint initiatives undertaken during the first quarter includes the co-development of a white paper entitled “Achieving Enhanced Business Continuity Using BakBone NetVault and NetApp NearStore VTL.” This document, expected to be released in early August, focuses on how a disk-to-disk-to-tape strategy can help customers achieve their business continuity objectives. Once completed, this white paper will be posted to both the BakBone and Network Appliance web sites.

As a brief financial reporting update, we are making progress in our current internal review process to analyze historical sales transactions that involved product return or exchange rights. As stated in our June 28 press release, we anticipate this process will not be completed until at least late August, at which time we will publish an update.

The BakBone team is excited about the new product lineup which is the strongest in the Company’s history. With these new products and data protection solutions we are able to engage customers at a more strategic level and help them transform the way they build, manage and realize value from their IT infrastructures.

Sincerely,

Jim Johnson President and CEO

*	Bookings represent the total dollar value of contracts signed during the period. The revenue associated with bookings will be recognized in accordance with our revenue recognition policies.

Safe Harbor

This letter to shareholders contains forward-looking statements (including, without limitation, statements regarding the anticipated completion of BakBone’s internal financial review and the future growth in BakBone’s business) that involve risks, uncertainties, assumptions and other factors, which, if they do not materialize or prove correct, could cause BakBone’s results to differ materially from historical results, or those expressed or implied by such forward-looking statements. The potential risks and uncertainties may include, but are not limited to: BakBone’s ability to resolve certain outstanding issues in its historical financial statements, complete the review of its interim financial statements, become current in its reporting with the Securities and Exchange Commission and the Canadian Securities Administrators and have its common stock meet the standards for obtaining re-listing on the Toronto Stock Exchange; competition in our target markets; potential capital needs; management of future growth and expansions; risk of third-party claims of infringement; protection of proprietary information; customer acceptance of the Company’s products and fee structures, and the success of BakBone’s brand development efforts. Also, risks associated with strategic alliances; reliance on distribution channels; product concentration; need to develop new and enhanced products; potential product defects; our ability to hire and retain qualified employees and key management personnel; and risks associated with changes in domestic and international market conditions and the entry into and development of international markets for BakBone’s products. Such forward-looking statements should be considered in the context of these and other risk factors disclosed in our most recent report filed with the Securities and Exchange Commission, which may be found at www.sec.gov, as well as those risk factors disclosed in our current report filed with the Canadian Securities Administrators, which is available on SEDAR at www.sedar.com. All future written and oral forward-looking statements made by us or on our behalf are also subject to these factors. BakBone assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made, unless required to do so under applicable securities laws.